Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 31, 2012, relating to the financial statements of Precision Castparts Corp. and subsidiaries, and the effectiveness of Precision Castparts Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Precision Castparts Corp. for the year ended April 1, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

November 20, 2012